EXHIBIT 99.4

                               AST RESEARCH, INC.
                               16215 Alton Parkway
                            Irvine, California 92718

                              November 6, 1996


Samsung Electronics Co., Ltd.
Samsung Main Building
250, 2-Ka, Taepyung-Ro, Chung-Ku
Seoul, Korea 100-742

Gentlemen:

          This letter confirms our mutual understandings regarding certain support arrangements to be implemented by Samsung Electronics Co., Ltd., a Korean corporation ("Samsung"), and AST Research, Inc., a Delaware corporation ("AST"), and also sets forth our understandings with respect to certain matters related thereto. Except for the agreements set forth in paragraph 3 below, which are intended to be binding, this letter and the transactions described herein are not to be considered as a legally binding or enforceable agreement of either AST or Samsung. Rather, this letter will serve to assist the parties in negotiating and entering into enforceable Definitive Agreements. Subject to the foregoing, our understanding is as follows:

          1. The Support Arrangements. Subject to the terms and conditions of definitive agreements to be entered into between AST and Samsung (all such agreements and other instruments, the "Definitive Agreements"), Samsung, or one or more wholly-owned subsidiaries of Samsung designated by Samsung, will provide the support arrangements and Samsung and AST will enter into the other transactions consistent with the terms set forth in this letter.

          2. Definitive Agreements. AST and Samsung shall enter into as expeditiously as possible the Definitive Agreements pertaining to Issuance of Preferred Shares and Supplemental Samsung Support Transactions, each of which shall be consistent with the terms set forth in this letter. The Supplemental Samsung Support Transactions shall include Samsung providing supplemental guarantees for one or more bank lines of credit for AST, such supplemental guarantees to be in addition to the current US$ 200 million bank credit line guarantee provided by Samsung to AST which expires on Dec. 31, 1997. The supplemental guarantees to be provided by Samsung shall include a first part being for US$ 100 million in credit starting on Dec. 1, 1996, and a second part being for an additional US$ 100 million in credit starting on April 1, 1997; with both parts of the supplemental guarantees extending until Dec. 31, 1998. The intention is that, including the current guarantee and the supplemental guarantees described in this letter, Samsung is guaranteeing bank credit lines for AST in a total amount of US$ 300 million starting on Dec. 1, 1996, which increases to US$ 400 million on April 1, 1997, which decreases to US$ 200 million on Dec. 31, 1997, and which ends on Dec. 31, 1998. The Supplemental Samsung Support Transactions shall also require AST to repay to Samsung Electronics America, Inc. the US$ 50 million bridge loan which was provided to AST on October 11, 1996, and require that such repayment be made promptly upon the availability of funds under the credit line(s) supported by the supplemental guarantees, at which time the promissory note evidencing such bridge loan shall be canceled. The Issuance of Preferred Shares is intended to be in consideration of the Supplemental Samsung Support Transactions, and shall include the issuance by AST of shares of non-voting preferred stock of AST, with an agreed upon valuation of approximately US$ 15 million. Such shares of preferred stock shall not be subject to any mandatory redemption, but shall be redeemable by AST, at the option of the independent directors of AST, beginning in 1999 for cash, or through the issuance of shares of AST common stock. The exact valuation and redemption provisions of the Preferred Shares are subject to further review by both AST and Samsung, and approval by the independent directors of the board of directors of AST, and the valuation amount to be provided for in the Definitive Agreements may be greater than or less than the
approximate amount stated in this letter of intent.   The shares of such AST
preferred stock shall have a cumulative dividend which begins accruing in 1999, at a rate to be agreed upon.

          The transactions contemplated hereby shall be subject to the final approval of the Independent Directors on the Board of Directors of AST and, if so desired by the Independent Directors or the full Board of Directors of AST, to the receipt by the Board of Directors of AST of a fairness opinion, in form and substance satisfactory to the Independent Directors, from a nationally recognized investment banking firm selected by the Independent Directors.

          3. Public Announcements. Neither the parties nor their respective agents shall make any public announcement with respect to this Letter of Intent or the transactions contemplated hereby, except as required by applicable law, without prior consultation with the other party. The parties agree to make all filings required under the securities laws in connection with this Letter of Intent.

          4. Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed in such state.

          If the foregoing is in accordance with your understanding, please return a signed copy of this letter to the undersigned.

                              Very truly yours,


                              AST RESEARCH, INC.

                              By:      /s/ YOUNG SOO KIM
                                      ----------------------------------
                              Name:   Young Soo Kim
                              Title:  President, Chief Executive Officer


Accepted and agreed to:


SAMSUNG ELECTRONICS CO., LTD.

By:     /s/ HYEON-GON KIM
        ------------------------
Name:   Hyeon-Gon Kim
Title:  Executive Vice President